Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Skechers U.S.A., Inc.:

We consent to incorporation by reference in the registration statement (No. 333-71114) on Form S-8 of Skechers U.S.A., Inc. of our report dated February 19, 2004, relating to the consolidated balance sheets of Skechers U.S.A., Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003, annual report on Form 10-K of Skechers U.S.A., Inc.

/s/ KPMG LLP

Los Angeles, California
March 11, 2004